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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                               BSQUARE CORPORATION


        Pursuant to RCW 23B.10.060, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST: The name of the corporation is BSQUARE CORPORATION (the "Corporation").

        SECOND: The Articles of Incorporation are hereby amended by deleting Paragraph 2.1 of Article II in its entirety and replacing it with the new Paragraph 2.1 of Article II as follows:

                                   ARTICLE II

                               Authorized Capital

        2.1 AUTHORIZED CAPITAL. The total authorized number of shares of the Corporation is One Hundred Sixty Million (160,000,000) shares; One Hundred Fifty Million (150,000,000) shares of common stock without par or ascribed value; Ten Million (10,000,000) shares of Preferred Stock without par or ascribed value.



        THIRD: The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

        FOURTH: The foregoing amendment was adopted by the Board of Directors of the Corporation on February 3, 2000 and by the shareholders of the Corporation on May 2, 2000 in accordance with RCW 23B.10.030 and RCW 23B.10.040.


        Dated: August 4, 2000.


                                       BSQUARE CORPORATION
                                       a Washington corporation

                                       By: /s/ BRIAN V. TURNER
                                          ------------------------------------
                                          Brian V. Turner, Senior Vice President
                                          of Operations, Chief Financial Officer
                                          and Secretary